CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen Equity Trust

We consent to the use of our report, dated May 18, 2005, for Evergreen Balanced Fund series, of the Evergreen Equity Trust incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectus series and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts

July 29, 2005